Exhibit 23. (c)

TBPE REGISTERED ENGINEERING FIRM F-1580	FAX (713) 651-0849
1100 LOUISIANA SUITE 3800	HOUSTON, TEXAS 77002-5235 TELEPHONE (713) 651-9191

Consent Of Ryder Scott Company, L.P.

The Board of Directors of Murphy Oil Corporation:

As independent petroleum engineers, we consent to our being named as an expert in the registration statement on Form S-3 (File No. 333-161688) of Murphy Oil Corporation and in each prospectus or prospectus supplement to which such registration statement relates.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

May 9, 2012

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
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